AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

October 24, 2006

The American Stock Exchange LLC (the “Amex” or “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

  Rica Foods, Inc.

Common Stock, $.001 Par Value

Commission File Number – 0-18222

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Sections 134 and 1101 of the Amex Company Guide (the “Company Guide”) which states that issuers are required to file information, documents and reports with the SEC on a timely basis; and

(b)

Section 1003(d)(iii) of the Company Guide, which states that the Exchange, will normally consider suspending dealings in, or removing from the list, a security if the company or its management engages in operations, which, in the opinion of the Exchange, are contrary to the public interest.

2.

The common stock of Rica Foods, Inc. (“Rica Foods” or the “Company”) does not qualify for continued listing for the following reasons:

(a)

On December 21, 2005 Rica Foods disclosed that its independent auditor, Stonefield Josephson, Inc., withdrew its audit reports with respect to the Company’s fiscal years ended September 30, 2004, 2003 and 2002 and that the Company’s related financial reports should not be relied upon.  Consequently, these Forms 10-K for the fiscal years ended September 30, 2004, 2003 and 2002 (the “Forms 10-K”) were considered defective filings.

(b)

Stonefield Josephson, Inc. withdrew its audit reports from the Forms 10-K because of the preliminary results of an investigation an independent Special Committee of the Company’s Board of Directors was undertaking to examine allegations of certain related-party, undisclosed transactions (the “Alleged Transactions”) between the Company and Mr. Calixto Chaves, his affiliates and/or Industrias Avicolas Intergradas, S.A. during Mr. Chaves’ tenure as Chief Executive Officer of Rica Foods from August 1996 until January 2005 (the “Investigation”).  More specifically, these Alleged Transactions consisted of Mr. Chaves, and certain of his affiliates, pledging various amounts of Rica’s common stock and stock of its subsidiaries, that were not owned by him, to guarantee his personal loans.  Subsequently, based on its review of the information provided by the Company, Staff determined that the Company or its management engaged in operations which, in the opinion of the Exchange, were contrary to the public interest.

(c)

The Company failed to file its Form 10-K for the fiscal year ended September 30, 2005 and its Form 10-Q for the quarter ended December 31, 2005.

(d)

On February 6, 2006 the Rica Foods disclosed in a Form 8-K/A that the Division of Enforcement of the Securities and Exchange Commission (the “SEC Staff”) advised the Company that it was conducting a non-public inquiry. The SEC Staff requested that Rica Foods produce various documents, including, but not limited to, documents relating to or referring to transactions between the Company and its former Chief Executive Officer and any other related party transactions identified by the Company in connection with the Investigation.

3.

In reviewing the eligibility of the Company’s common stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

By letter dated December 27, 2005 Rica Foods was advised of its status in relation to the standards of the Exchange.  Specifically, the AMEX advised the Company that it was not in compliance with Sections 134 and 1101 of the Company Guide, due to the Rica Food’s Forms 10-K for the fiscal years ended September 30, 2004, 2003 and 2002 being considered defective filings.  The Company was offered an opportunity to present a plan in support of continued listing.

(b)

The Exchange’s letter dated December 27, 2005 further notified the Company that Staff was reviewing Rica Food’s Form 8-K filed December 21, 2005, and other periodic filings in which the Company disclosed, among other things, the Investigation.  Pursuant to Section 132(e) of the Company Guide, Staff requested that Rica provide certain information related to the Investigation.

(c)

Via correspondence dated January 5, 2006, the AMEX advised the Company of an additional instance of non-compliance with Sections 134 and 1101 of the Company Guide due to the Company’s failure to timely file its Form 10-K for the fiscal year ended September 30, 2005.

(d)

Subsequently, the Exchange determined that the Company’s common stock did not qualify for continued listing. This determination, along with the Company’s right to appeal, was communicated to the Company by letter dated January 31, 2006.  The Company was also notified that, in accordance with Sections 1203 and 1009(d) of the Company Guide, it could appeal Staff’s determination no later than February 8, 2006 by requesting an oral or written hearing before a Listing Qualifications Panel of the Amex Committee on Securities (the “Panel”).

(e)

By letter dated February 8, 2006 the Company appealed Staff’s determination and requested an oral hearing and a hearing was scheduled for March 13, 2006.

(f)

By letter dated March 13, 2006 the Company was notified that the hearing was rescheduled until March 20, 2006.

(g)

By letter dated March 23, 2006, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its common stock on the Amex and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(h)

By letter dated April 7, 2006, the Company appealed the Panel’s decision to the Exchange’s Committee on Securities (the “Committee”).

(i)

By letter dated June 19, 2006 the Exchange notified the Company that the Committee had affirmed the decision of the Listing Qualifications Panel to delist the Company’s common stock from AMEX pursuant to Rule 1003(d) of the Amex Company Guide.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, a copy of this application has been forwarded to Mr. Gustavo Barboza, Chief Financial  Officer of Rica Foods, Inc.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC